Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-64346, No. 333-134583, and No. 333-139968) of Hampton Roads Bankshares, Inc. appearing in this Annual Report on Form 11-K of the Bank of Hampton Roads Profit Sharing Plan and Trust for the year ended December 31, 2006.

/s/ Yount, Hyde & Barbour, P.C.

YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia June 28, 2007